Exhibit 99

News Release

http://www.northerntrust.com

NORTHERN TRUST ANNOUNCES ENRON LITIGATION SETTLEMENT

CHICAGO, March 31, 2006 — Northern Trust Corporation announced today that its principal subsidiary, The Northern Trust Company, has reached an agreement with counsel for the plaintiffs in Tittle v. Enron Corp. to seek approval of a settlement of that class action case at $37.5 million, all of which will be paid by Northern Trust’s insurance carriers.

The Tittle case was filed in 2001 on behalf of participants in the Enron employment benefit plans that held Enron stock as an asset. Northern Trust served in administrative capacities for Enron’s 401(k) and employee stock ownership plans.

“Northern Trust performed its duties prudently and carefully,” said Kelly R. Welsh, Northern Trust Executive Vice President and General Counsel. “But given the unpredictable nature of litigation in general and the risks associated with Enron-related litigation in particular, we have chosen to put this issue behind us for less than our insurance policy limits.”

Before the settlement can be finalized, it will have to be approved by U.S. District Court Judge Melinda Harmon. As part of the proposed settlement, Northern Trust has agreed to give up any claim it might have against Enron arising out of or relating to the Enron employee benefit plans. Because the proposed settlement is being funded entirely by insurance proceeds, it will have no impact on Northern Trust’s earnings.

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of investment management, asset and fund administration, fiduciary and banking solutions for corporations, institutions and affluent individuals worldwide. Northern Trust, a multibank holding company based in Chicago, has a growing network of 84 offices in 18 U.S. states and has international offices in 12 locations in North America, Europe and the Asia-Pacific region. As of December 31, 2005, Northern Trust had assets under custody of $2.9 trillion, and assets under investment management of $618 billion. Northern Trust, founded in 1889, has earned distinction as an industry leader in combining high-touch service and expertise with innovative products and technology. For more information, visit http://www.northerntrust.com.